Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT, dated as of January 30, 2015 (the “Agreement”) by and among Rebel Group, Inc., a Florida corporation (“REBL”), Rebel Holdings Limited, a corporation incorporated under the laws of British Virgin Island (“RHL”), and Total Glory International Limited, a corporation incorporated under the laws of British Virgin Island and the sole stockholder of RHL (the “RHL Stockholder”).

WHEREAS, the RHL Stockholder owns 50,000 ordinary shares of RHL, constituting 100% of the issued and outstanding ordinary shares, par value $1.00 per share, of RHL (the "RHL Shares"); and

WHEREAS, subject to the terms and conditions of this Agreement, the RHL Stockholder believes it is in its best interests to exchange all of the RHL Shares for an aggregate of 20,700,000 shares of common stock (“Common Stock”), par value $.0001 per share of REBL (“REBL Shares”), constituting 90% of the total outstanding shares of REBL after giving effect of the issuance of shares pursuant to the Agreement;

WHEREAS, REBL believes it is in its best interests to acquire the RHL Shares in exchange for REBL Shares;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

EXCHANGE OF SHARES

Section 1.1 Agreement to Exchange REBL Shares for RHL Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, the RHL Stockholder shall sell, assign, transfer, convey and deliver to REBL 50,000 RHL Shares (representing 100% of the issued and outstanding ordinary shares of RHL), and REBL shall accept such securities from the RHL Stockholder in exchange for the issuance to the RHL Stockholder 20,700,000 REBL Shares (such transaction, the “Share Exchange Transaction”).

Section 1.2 Capitalization. On the Closing Date, immediately before the exchange to be consummated pursuant to this Agreement, REBL shall have authorized 500,000,000 shares of Common Stock, of which 2,300,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid, and 100,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued and outstanding.

Section 1.3 Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.S.T. on the business day after which each of the parties hereto has executed this Agreement, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"). The RHL Stockholder shall deliver to REBL the following items: (a), within five (5) business days after the Closing, the original stock certificates representing the RHL Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank, and (b) within ten (10) business days after the Closing, a certificate of incumbency duly recording the registered members of RHL to reflect the ownership of REBL as a result of the Share Exchange Transaction to be delivered within ten (10) business days of the Closing Date. In full consideration for the RHL Shares, REBL shall issue and exchange with the RHL Stockholder 20,700,000 REBL Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF REBL

REBL hereby represents, warrants and agrees as follows:

Section 2.1 Corporate Organization

a.     REBL is a corporation duly organized, validly existing and in good standing under the laws of Florida, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by REBL or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of REBL (a "REBL Material Adverse Effect");

b.    Copies of the Articles of Incorporation and By-laws of REBL, with all amendments thereto to the date hereof, have been furnished to RHL and the RHL Stockholder, and such copies are accurate and complete as of the date hereof. The minute books of REBL are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of REBL from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of REBL.

Section 2.2 Capitalization of REBL. The authorized capital stock of REBL consists of (a) 500,000,000 shares of Common Stock, par value $.0001 per share, of which 2,300,000 shares shall be issued and outstanding, all of which are duly authorized, validly issued and fully paid, and (b) 100,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued and outstanding. All of the REBL Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the Closing Date, there are, no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of REBL.

Section 2.3 Subsidiaries and Equity Investments. REBL has no subsidiaries or equity interest in any corporation, partnership or joint venture, except for Moxian Intellectual Property Limited, a company incorporated under the laws of Samoa, 100% equity interests of which will be sold and transferred to Moxian China, Inc. simultaneously with or immediately after the Closing hereof (the “Sale of REBL Subsidiary”).

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Section 2.4 Authorization and Validity of Agreements. REBL has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by REBL and the consummation by REBL of the transactions contemplated hereby have been duly authorized by all necessary corporate action of REBL, and no other corporate proceedings on the part of REBL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by REBL does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which REBL is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of REBL, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which REBL is bound.

Section 2.6 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by REBL or the performance by REBL of its obligations hereunder.

Section 2.7 Absence of Certain Changes or Events. Since September 30, 2014:

a.        REBL has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of REBL. As of the date of this Agreement, REBL does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of REBL;

b.        there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of REBL or any redemption, purchase or other acquisition of any capital stock of REBL or any other of REBL’s securities; and

c.        there has not been an increase in the compensation payable or to become payable to any director or officer of REBL.

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Section 2.8 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of REBL in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.9 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by REBL at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RHL AND THE RHL
STOCKHOLDER

RHL and the RHL Stockholder, jointly and severally, represent, warrant and agree as follows:

Section 3.1 Corporate Organization.

a.     RHL is duly organized, validly existing and in good standing under the laws of British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by RHL or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of RHL (a "RHL Material Adverse Effect").

b.     Copies of the Certificate of Incorporation and Memorandum and Articles of Association of RHL, with all amendments thereto to the date hereof, have been furnished to REBL, and such copies are accurate and complete as of the date hereof. The minute books of RHL are current as required by law, contain the minutes of all meetings of the Board of Directors and Stockholder of RHL, and committees of the Board of Directors of RHL from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors, shareholders and committees of the Board of Directors of RHL.

Section 3.2 Capitalization of RHL; Title to the RHL Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, RHL shall have authorized 50,000 shares of ordinary shares, par value $1.00 per share, of which 50,000 shares are issued and outstanding. Except as set forth on Schedule 3.2 attached hereto, there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any unissued or treasury shares of capital stock of RHL. As of the date of this Agreement, the RHL Stockholder is the sole and record owner of RHL shares without any encumbrances.

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Section 3.3 Subsidiaries and Equity Investments; Assets. Except as set forth on Schedule 3.3 attached hereto, as of the date hereof and on the Closing Date, RHL does not and will not directly or indirectly, own any shares of capital stock or any other equity interest in any entity or any right to acquire any shares or other equity interest in any entity and RHL does not and will not have any assets or liabilities.

Section 3.4 Authorization and Validity of Agreements. RHL has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RHL and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of RHL are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. No RHL stockholder approvals are required to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each RHL Stockholder which is not a natural person (“Entity Shareholder”) and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of RHL or any RHL Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by RHL or any RHL Stockholder does not and will not violate or conflict with any provision of the constituent documents of RHL, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which RHL or any RHL Stockholder is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of RHL or any RHL Stockholder, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which RHL or any RHL Stockholder is bound.

Section 3.6 Investment Representations.

a.     The REBL Shares will be acquired hereunder solely for the account of the RHL Stockholder, for investment, and not with a view to the resale or distribution thereof, without prejudice, however, to such RHL Stockholder’s right at all times to sell or otherwise dispose of all or any part of such shares in compliance with Regulation S promulgated under the Securities Act of 1933, as amended and other applicable federal and state securities laws. The RHL Stockholder understands and is able to bear any economic risks associated with such RHL Stockholder’s investment in the REBL Shares. The RHL Stockholder has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the REBL Shares to be acquired under this Agreement. The RHL Stockholder further has had an opportunity to ask questions and receive answers from REBL’s management regarding REBL and to obtain additional information (to the extent REBL’s management possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such the RHL Stockholder or to which the RHL Stockholder had access.

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b.     RHL Stockholder Status

(i)       The RHL Stockholder hereby agrees and acknowledges that it was not, a “U.S. Person” (as defined below) at the time the RHL Stockholder was offered the REBL Shares and as of the date hereof. For the purpose of this Agreement, a “U.S. Person” means:

(A)  Any natural person resident in the United States;

(B)  Any partnership or corporation organized or incorporated under the laws of the United States;

(C)  Any estate of which any executor or administrator is a U.S. person;

(D)  Any trust of which any trustee is a U.S. person;

(E)  Any agency or branch of a foreign entity located in the United States;

(F) Any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(G) Any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident of the United States; or

(H) Any partnership or corporation if (i) organized or incorporated under the laws of any foreign jurisdiction and (ii) formed by a U.S. person principally for the purpose of investing in securities not registered under the 1933 Act, unless it is organized or incorporated, and owned, by accredited investor(s) (as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act) who are not natural persons, estates or trusts.

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

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(ii)       The RHL Stockholder understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Shares in any country or jurisdiction where action for that purpose is required.

(iii)       The RHL Stockholder (i) as of the date of this Agreement is not located within the United States, and (ii) is not purchasing the REBL Shares for the account or benefit of any U.S. Person, except in accordance with one or more available exemptions from the registration requirements of the 1933 Act or in a transaction not subject thereto.

(iv)       The RHL Stockholder will not resell the REBL Shares except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes thereto), pursuant to a registration statement under the 1933 Act, or pursuant to an available exemption from registration; and agrees not to engage in hedging transactions with regard to such securities unless in compliance with the 1933 Act.

(v)       The RHL Stockholder will not engage in hedging transactions with regard to shares of the Company prior to the expiration of the distribution compliance period specified in Category 2 or 3 (paragraph (b)(2) or (b)(3)) in Rule 903 of Regulation S, as applicable, unless in compliance with the 1933 Act; and as applicable, shall include statements to the effect that the securities have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. persons (other than distributors) unless the securities are registered under the 1933 Act, or an exemption from the registration requirements of the 1933 Act is available.

(vi)       No form of “directed selling efforts” (as defined in Rule 902 of Regulation S under the 1933 Act), general solicitation or general advertising in violation of the 1933 Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the RHL Stockholder or any of their representatives in connection with the offer and sale of the Purchased Shares.

c.    To the best knowledge of the RHL Stockholder, this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the REBL Shares are being acquired by the RHL Stockholder for investment purposes.

d.    The RHL Stockholder hereby agrees that the REBL shares, upon issuance, shall bear the following or similar legend:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE 1933 ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.  "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE 1933 ACT.”

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Section 3.7 Brokers’ Fees. The RHL Stockholder does not have any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 3.8 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of RHL or the RHL Stockholder in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.9 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by RHL and the RHL Stockholder at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

COVENANTS

Section 4.1 Certain Changes and Conduct of Business.

a.    From and after the date of this Agreement and until the Closing Date, REBL shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of REBL, and without the prior written consent of RHL will not, except as required or permitted pursuant to the terms hereof:

i.     make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

ii.     make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

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iii.     A.      incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

B.      issue any securities convertible or exchangeable for debt or equity securities of REBL;

iv.     make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

v.     subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an REBL Material Adverse Effect;

vi.     acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

vii.     enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

viii.    make or commit to make any material capital expenditures;

ix.       pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

x.       guarantee any indebtedness for borrowed money or any other obligation of any other person;

xi.      fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

xii.     take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

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xiii.      make any material loan, advance or capital contribution to or investment in any person;

xiv.      make any material change in any method of accounting or accounting principle, method, estimate or practice;

xv.       settle, release or forgive any claim or litigation or waive any right;

xvi.      commit itself to do any of the foregoing.

b.    From and after the date of this Agreement, RHL will:

i.    continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

ii.    file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

iii.    continue to conduct its business in the ordinary course consistent with past practices;

iv.    keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

v.     continue to maintain existing business relationships with suppliers.

Section 4.2 Access to Properties and Records. RHL shall afford REBL’s accountants, counsel and authorized representatives, and REBL shall afford to RHL's accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties’ properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

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Section 4.4 Consents and Approvals. The parties shall:

a.    use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

b.    diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6 Stock Issuance. From and after the date of this Agreement until the Closing Date, neither REBL nor RHL shall issue any additional shares of its capital stock.

Section 4.7 Waiver to Proceeds of Sale of REBL Subsidiary. The RHL Stockholder hereby agrees to waive any and all right and title to any and all of the proceeds (including any dividend, interest and proceeds thereof) that REBL or its stockholders will receive as a result of the Sale of REBL Subsidiary. The RHL Stockholder shall execute and deliver to REBL a written waiver, in the form annexed hereto as Exhibit A reflecting the foregoing, prior to the Closing.

Section 4.8 Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both RHL and REBL may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by REBL with RHL executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.

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ARTICLE V

CONDITIONS TO OBLIGATIONS OF RHL AND RHL STOCKHOLDER

The obligations of RHL and the RHL Stockholder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both RHL and the RHL Stockholder in their sole discretion:

Section 5.1 Representations and Warranties of REBL. All representations and warranties made by REBL in this Agreement shall be true and correct on and as of the Closing Date as if again made by REBL as of such date.

Section 5.2 Agreements and Covenants. REBL shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of REBL shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Other Closing Documents. RHL shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of REBL or in furtherance of the transactions contemplated by this Agreement as RHL or its counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF REBL

The obligations of REBL to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by REBL in its sole discretion:

Section 6.1 Representations and Warranties of RHL. All representations and warranties made by RHL in this Agreement shall be true and correct on and as of the Closing Date as if again made by RHL on and as of such date.

Section 6.2 Agreements and Covenants. RHL shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

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Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of REBL, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5. Other Closing Documents. REBL shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of RHL or in furtherance of the transactions contemplated by this Agreement as REBL or its counsel may reasonably request.

ARTICLE VII

TERMINATION AND ABANDONMENT

Section 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a.    By the mutual written consent of RHL Stockholder, RHL and REBL;

b.    By REBL, upon a material breach of any representation, warranty, covenant or agreement on the part of RHL or the RHL Stockholder set forth in this Agreement, or if any representation or warranty of RHL or the RHL Stockholder shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied, and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

c.    By RHL or any RHL Stockholder, upon a material breach of any representation, warranty, covenant or agreement on the part of REBL set forth in this Agreement, or, if any representation or warranty of REBL shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied, and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

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d.    By any party, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either RHL or REBL, if the Closing shall not have been consummated as a result of REBL or RHL having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

e.    By any party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by any party pursuant to Section 7.1, a written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.9 and 3.9. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 8.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

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Section 8.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 8.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to RHL or the RHL Stockholder, to:

Rebel Holding Limited

7500A Beach Road, Unit 12-313

The Plaza

Singapore 199591

Attn: Aan Yee Leong, CEO

with a copy to:

Ofsink, LLC

230 Park Ave, Suite 851

New York, New York 10169

Attn: Darren Ofsink, Esq.

Fax: 646-224-9844

If to REBL, to:

Rebel Group, Inc.

Unit No. 304, New East Ocean Centre,

No 9 Science Museum Road, T.S.T.,

Kowloon, Hong Kong

Attn: Liew Kwong Yeow, CEO

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5.

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Section 8.6 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 8.7 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 8.8 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 8.11 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

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Section 8.12 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida without giving effect to the choice of law provisions thereof.

Section 8.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REBEL HOLDING LIMITED

By:	/s/ Aan Yee Leong
Name:	Aan Yee Leong
Title:	Chief Executive Officer

TOTAL GLORY INTERNATIONAL LIMITED

By:	/s/ Aan Yee Leong
Name:	Aan Yee Leong
Title:	Director

REBEL GROUP, INC.

By:	/s/ Liew Kwong Yeow
Name:	Liew Kwong Yeow
Title:	Chief Executive Officer

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Schedule 3.3

Subsidiaries

Name of Corporation	Equity Owners and Percentage of Equity Securities Held	State of Incorporation
Pure Heart Entertainment Ptd. Ltd.	100% owned by Rebel Holdings Limited	Singapore
SCA Capital Limited	100% owned by Rebel Holdings Limited	British Virgin Islands

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Exhibit A

                                                                                                                                                                    _________, 2015

The Company Secretary

Rebel Group, Inc.

Unit No. 304, New East Ocean Centre

No 9 Science Museum Road, T.S.T.

Kowloon, Hong Kong

Re:  Rebel Group, Inc.

        Certificate No._________, r/n/o Total Glory International Limited _____________ shares

Ladies and Gentlemen:

The undersigned, with the address at _____________, being the registered stock holder of ________ shares of common stock, par value $.0001 per share (“Common Stock”) of Rebel Group, Inc., a Florida corporation (the “Company”), each fully paid in the capital of the Company, does hereby irrevocably waive for itself, its successors and assigns, for each share of Common Stock held by the undersigned, any and all right and entitlement to payment of any and all of the proceeds (including any dividend, interest and proceeds thereof) that the Company or its stockholders will receive as a result of (a) the sale of Moxian Intellectual Property Limited, a wholly-owned subsidiary of the Company, and (b) the repayment of $1,000,000 to the Company by Moxian China, Inc. pursuant to the License and Acquisition Agreement dated February 21, 2014, which are to be distributed to the Company’s stockholders on a pro rata basis immediately after such sale.

Sincerely,

TOTAL GLORY INTERNATIONAL LIMITED

By: _________________________

Name:

Title:

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